POWER OF ATTORNEY As of this 4th day of May, 2023, Christopher J. May appoints Matthew K. Paroly, Kristen M. Netschke, Dawn M. Ledbetter and Diane Woloszyk, signing singly, with full power of substitution and resubstitution, as his true and lawful attorneys-in-fact to: (1) prepare and execute on his behalf, in his capacity as an officer of American Axle & Manufacturing Holdings, Inc. (AAM), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act), and any other forms or reports that he may be required to file in connection with his ownership, acquisition or disposition of securities of AAM; (2) do and perform any and all acts for and on his behalf in order to execute any Form 3, 4, or 5, or other form or report, and timely file the form or report with the U.S. Securities and Exchange Commission (SEC) and any stock exchange or similar authority; and (3) take any other action, which, in the opinion of the attorney-in-fact, may be in the interest of or legally required by the undersigned relative to his status as a Section 16 filer. The undersigned hereby grants to each attorney-in-fact full power and authority to perform any act necessary to exercise the rights and powers granted herein, as fully as he could do if personally present, with full power of substitution or revocation. The undersigned acknowledges that the attorney-in-fact is not assuming, nor is AAM assuming, any of his responsibilities to comply with Section 16 of the Exchange Act. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or 5 with respect to his holdings of and transactions in securities issued by AAM, unless earlier revoked by the undersigned in a signed writing delivered to the attorneys-in-fact. This Power of Attorney is executed effective as of the date set forth above. _____________________ Christopher J. May